EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
MAY 2, 2017		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS FIRST QUARTER 2017 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $1.5 billion bank holding company with two bank subsidiaries, announced its financial results for the first quarter of 2017.  Premier realized net income of $3,664,000 during the quarter ended March 31, 2017, a 23.0% increase from the $2,979,000 of net income reported for the first quarter of 2016.  On a diluted per share basis, Premier earned $0.34 during the first quarter of 2017 compared to $0.29 per share earned during the first quarter of 2016.  The increase in net income in the first three months of 2017 is largely due to an increase in interest income.

President and CEO Robert W. Walker commented, “We are thankful for a strong quarterly earnings performance to begin the year.  Our efforts to grow the loan portfolio, control operating costs and improve non-interest income produced results we are proud to report.  Our net interest margin improved to 4.12% in the first quarter of 2017, up from 3.93% in the same quarter of 2016, aided by the collection of deferred interest income on the payoff of a few non-accrual loans.  The collection on these loans also served to reduce total non-accrual loans from the amount reported at year-end 2016.  Total non-accrual loans decreased by over $5.4 million during the first quarter of 2017.  Also aiding our improvement in earnings, total earning assets increased in the first quarter of 2017 by approximately $24.6 million, or 1.8%, over the total at year-end 2016.  I want to thank all of our hard working employees for their efforts in achieving these outstanding results, as we strive to improve and expand our great franchise”.

Net interest income for the quarter ended March 31, 2017 totaled $13.996 million, up $941,000, or 7.2%, from the $13.055 million of net interest income earned in the first quarter of 2016.  Interest income in 2017 increased by $899,000, or 6.3%, largely due to a $934,000, or 7.4%, increase in interest income on loans.  Interest income on loans in the first quarter of 2017 included approximately $446,000 of income recognized from deferred interest and discounts recognized on non-accrual loans that paid off during the quarter compared to no interest income of this kind recognized during the first quarter of 2016.  Otherwise, interest income on loans increased by $488,000, or 3.9%, in the first quarter of 2017 largely due to a higher average balance of loans outstanding during the quarter.  Interest income on investment securities in the first quarter of 2017 decreased by $95,000, or 6.3%, largely due to a lower average balance of investments outstanding.  Interest income from interest-bearing bank balances and federal funds sold increased by $60,000, or 62%, largely due to an increase in the yield on these balances in 2017 on a slightly lower average balance outstanding during the quarter.

Complementing the increase in interest income in the first quarter of 2017 was a $42,000, or 3.6%, decrease in interest expense.  Interest expense on deposits decreased by $28,000, or 2.9%, in the first quarter of 2017, primarily due to a lower average rate paid on a higher average of interest-bearing deposits outstanding during the quarter.  Interest expense on borrowings in the first quarter of 2017 decreased by $33,000, or 27.5%, largely due to a decrease in outstanding borrowings from principal payments, including the full repayment of bank based FHLB borrowings during 2016.  Partially offsetting the decrease in interest expense on borrowings was a $19,000, or 37%, increase in interest expense on Premier’s subordinated debt due to an increase in the variable rate interest rate paid in 2017.

During the quarter ended March 31, 2017, Premier recorded $366,000 of provision for loan losses compared to $312,000 of provision for loan losses recorded during the same quarter of 2016.  The increase in the provision for loan losses recorded during the first quarter of 2017 was primarily to provide for the increase in the total loan portfolio as well as additional identified credit risk in Premier’s commercial and residential real estate loan portfolios.  The provision for loan losses recorded during the first quarter of 2016 was primarily to provide for additional identified credit risk in Premier’s commercial real estate loans and construction loan portfolios.  The level of provision expense is determined under Premier’s internal analyses of evaluating credit risk. The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  Gross charge-offs of loans increased by $256,000 in the first quarter of 2017 when compared to the same quarter of 2016, while recoveries on loans previously charged-off decreased by $8,000.  Also during the quarter ended March 31, 2017, non-accrual loans decreased by $5.4 million since year-end 2016, while accruing loans 90+ days past due increased by $205,000.

Net overhead costs (non-interest expenses less non-interest income) for the quarter ended March 31, 2017 totaled $7.981 million compared to $8.142 million in the first quarter of 2016.  Net overhead decreased by $161,000, or 2.0%, in the first quarter of 2017 when compared to the first quarter of 2016, due to an $84,000, or 4.3%, increase in non-interest income and a $77,000, or 0.8%, decrease in non-interest expense.  Total non-interest income increased by $80,000 in the first quarter of 2017 when compared to the first quarter of 2016, largely due to a $27,000 increase in secondary market mortgage income.  Other increases in non-interest income include a $15,000, or 1.6%, increase in service charges on deposit accounts, an $18,000, or 2.4%, increase in electronic banking income and a $24,000 increase in other sources of non-interest income.  Non-interest expense decreased by $77,000 in the first quarter of 2017 when compared to the first quarter of 2016, largely due to a $122,000 decrease in conversion expenses.  Conversion expenses decreased in the first quarter of 2017 largely due to $146,000 of expenses directly incurred during the first quarter of 2016 to convert First National Bank’s operating and data systems.  Other decreases in non-interest expense include a $67,000 decrease in FDIC insurance, and a $21,000, or 0.4%, decrease in staff costs and a $13,000 decrease in other non-interest expense.  These decreases were partially offset by a $98,000 increase in professional fees, a $31,000 increase in taxes not on income, a $9,000 increase in occupancy and equipment expense and an $8,000 increase in supplies expense.

Total assets as of March 31, 2017 were up $21.0 million, or 1.4%, from the $1.496 billion of total assets at year-end 2016.  Liquid assets, such as cash and due from banks, interest bearing bank balances and federal funds sold, decreased by $8.4 million, as funds were invested in debt securities or used to fund loans.  Investment securities increased by $17.3 million, or 6.0%, since year-end 2016, while total loans outstanding increased by $14.7 million, or 1.4%.  Other assets decreased by $2.0 million, largely due to depreciation expense recorded on premises and equipment and changes in deferred taxes related to the increase in the market value of the investment portfolio, while goodwill and other intangible assets decreased by $265,000 due to core deposit intangible amortization.  Total deposits increased by $18.9 million, or 1.5% since year-end 2016, including a $2.0 million increase in non-interest bearing deposits, a $19.1 million increase in interest bearing transaction deposits and a $3.6 million increase in savings deposits.  Time deposits have decreased by $5.8 million since year-end 2016.  Customer repurchase agreements decreased by $956,000, or 4.0% since year-end 2016.  Other borrowings decreased by $608,000 since year-end 2016 due to scheduled principal payments plus additional principal payments on Premier’s existing borrowings.  However, the subordinated debentures assumed by Premier as part of its acquisition of First National Bankshares Corporation (“Bankshares”) in January 2016 increased by $9,000 due to the accretion of purchase accounting fair value adjustments applied to the $6.186 million of subordinated debentures issued by Bankshares.

Stockholders’ equity of $177.9 million equaled 11.7% of total assets at March 31, 2017, which compares to stockholders’ equity of $174.2 million, or 11.6% of total assets, at December 31, 2016.  The increase in stockholders’ equity was largely due to the $3.7 million of first quarter net income as well as a $1.5 million, net of tax, increase in the market value of the investment portfolio available for sale.  These increases in stockholders’ equity were partially offset by a $0.15 per share common stock dividend declared and paid during the first quarter of 2017.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the period ended March 31, 2017

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended
	March 31	March 31
	2017	2016
Interest Income	15,109	14,210
Interest Expense	1,113	1,155
Net Interest Income	13,996	13,055
Provision (Credit) for Loan Losses	366	312
Net Interest Income after Provision	13,630	12,743
Non-Interest Income	2,017	1,937
Non-Interest Expenses	9,998	10,075
Income Before Taxes	5,649	4,605
Income Taxes	1,985	1,626
NET INCOME	3,664	2,979

EARNINGS PER SHARE	0.34	0.29
DILUTED EARNINGS PER SHARE	0.34	0.29
DIVIDENDS PER SHARE	0.15	0.136

Charge-offs	409	153
Recoveries	101	109
Net charge-offs (recoveries)	308	44

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	March 31	December 31
	2017	2016
ASSETS
Cash and Due From Banks	40,433	41,443
Interest Bearing Bank Balances	51,538	58,052
Federal Funds Sold	6,721	7,555
Securities Available for Sale	305,873	288,607
Loans (net)	1,028,620	1,013,987
Other Real Estate Owned	12,455	12,665
Other Assets	32,124	34,164
Goodwill and Other Intangible Assets	39,455	39,720
TOTAL ASSETS	1,517,219	1,496,193

LIABILITIES & EQUITY
Deposits	1,298,309	1,279,386
Fed Funds/Repurchase Agreements	22,864	23,820
Other Borrowings	8,251	8,859
Subordinated Debentures	5,352	5,343
Other Liabilities	4,593	4,601
TOTAL LIABILITIES	1,339,369	1,322,009
Common Stockholders’ Equity	177,850	174,184
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,517,219	1,496,193

TOTAL BOOK VALUE PER COMMON SHARE	16.70	16.37
Tangible Book Value per Common Share	12.99	12.64

Non-Accrual Loans	20,319	25,747
Loans 90 Days Past Due and Still Accruing	2,204	1,999